UNITED  STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM  8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 20, 2012

GLOBAL ENERGY INC.
(Exact name of registrant as specified in its charter)

NEVADA	000-28025	86-0951473
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

16 Menachem Begin Street, Gama Building 5th floor, Ramat Gan, Israel	52681
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 646-673-8435

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Global Energy Inc. ("Global") entered into agreements with Covanta Energy Corporation ("Covanta") and Rafael Advanced Defense Systems Ltd. ("RAFAEL") for the purpose of developing a mobile unit of the KDV 150 system. All of these agreements described below became material on August 20, 2012 upon signature by the Israel-U.S. Binational Industrial Research Foundation ("BIRDF") of the proposal for a 24 month research and development program submitted by the parties pursuant to the Teaming Agreement described below.

In February 2012, Global entered into a Teaming Agreement (the "Teaming Agreement") with Covanta and RAFAEL, pursuant to which the parties agreed to submit a proposal to BIRDF for the purpose of obtaining a grant to develop a mobile reactor for biomass fuel (the "KDV Mobile Unit") which is to be based on the KDV 150 technology for converting waste into diesel fuel (the "KDV Technology").

The Teaming Agreement describes the participation of each of the parties in the R&D efforts, where RAFAEL is the lead developer under the BIRDF program. The program will have a projected total cost of $3 million. Global undertakes to participate in the program with a contribution of $300,000 and to be responsible for making payment to BIRDF of any royalties relating to the sales recorded by Covanta with respect to the KDV Mobile Unit. The parties agreed on marketing rights which will be governed by each party's territory rights as defined in the Teaming Agreement. Each party will have the right to manufacture the KDV Mobile Unit for sale in its territory subject to manufacturing rights as granted from time to time.

On July 22, 2012, Global entered into a Cooperation Agreement (the "Cooperation Agreement") with RAFAEL regarding the KDV Technology pursuant to which it was agreed that upon successful development of the KDV Mobile Unit and should RAFAEL decide to commercialize the KDV 150 System, RAFAEL and Global will form a new company with equal partnership interests that will serve as the sole vehicle of RAFAEL and Global for carrying out the production, integration, marketing, sales, build own operate, after sales support and any other related activities based on the KDV 150 System in the territories set forth in the Cooperation Agreement. The parties also agreed that in the territories as set forth in the Cooperation Agreement, the parties will also include activities relating to the KDV 500 (and above) System (the "KDV (+)500 System"). For the KDV (+)500 System activities, Global will provide business development services to the new company in exchange for 3.5% of revenues generated from such activity. In the event that RAFAEL will be prohibited or unwilling to operate the KDV Technology, Global will purchase RAFAEL's part in an amount equal to 150% of RAFAEL's investment.

On August 2, 2012, Global entered into an agreement with Mr. Yaron Aviezer ("Mr. Aviezer") pursuant to which Mr. Aviezer will provide services to Global with a value of approximately $130,000. These services will form part of the participation of Global in RAFAEL's BIRDF program and will include engineering services and obtaining the building permits and infrastructure for the developed KDV 150 mobile system. In exchange for these services, Mr. Aviezer will have the right to be the parties' Israeli agent for the KDV 150 System in the north of Israel for an agreed commission, and Mr. Aviezer shall also have the right to acquire three KDV 150 Systems at a discounted price to the market price.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

10.1   Teaming Agreement between Global Energy Inc., Covanta Energy Corporation and Rafael Advanced Defense Systems Ltd., dated February 2012.

10.2   Cooperation Agreement between Global Energy Inc. and Rafael Advanced Defense Systems Ltd., dated July 22, 2012.

10.3   Agreement between Global Energy Inc. and Yaron Aviezer, dated August 2, 2012 (unofficial translation into English).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBAL ENERGY INC.

By:	/s/ Asi Shalgi
Asi Shalgi
President and Chief Executive Officer

Date: August 28, 2012